AMENDMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (this "Amendment") is made as of October __, 2018, by and between MacKenzie Realty Capital, Inc., a Maryland corporation having its principal place of business in Orinda, California (the "Company"), and MCM Advisers, LP, a California limited partnership having its principal place of business in Orinda, California (the "Adviser"). Capitalized terms used but not defined herein shall have the meanings assigned to them in that certain Amended and Restated Investment Advisory Agreement, effective October 1, 2017 by and between the Company and the Adviser (the "Agreement").

WHEREAS, the Adviser and the Company desire to amend the indemnification provisions of the Agreement to comply with the NASAA REIT Guidelines; and

WHEREAS, the shareholders of the Company will benefit from this Amendment through more expansive protections.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Indemnification. The first paragraph of Section 19 of the Agreement shall hereby be deleted in its entirety and replaced with the following:

The Company ("Indemnifying Party") shall indemnify the Adviser, each of the Adviser's officers, employees, partners, managers and agents (collectively, the "Indemnified Parties") and hold the Indemnified Parties harmless from and against any expense, loss, cost, liability or damage, including reasonable attorneys' fees (collectively, "Expenses"), arising out of any claim asserted or threatened to be asserted in connection with the Adviser's services or performance hereunder or otherwise as an investment adviser of the Company; provided, however, that no Indemnified Party shall be entitled to any such indemnification with respect to any Expense to the extent caused by any Indemnified Party's own negligence or misconduct or gross negligence, bad faith, breach of fiduciary duty, willful misconduct or reckless disregard with respect to any of its obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Commission or its staff thereunder), and provided, further, that the satisfaction of any such indemnification shall be from and limited to the assets of the Company.

2.	No further revisions. Except as expressly modified herein, all other terms and conditions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the parties hereto have caused this Amended to be executed in duplicate by their respective duly authorized officers on the day and year first written above

MCM ADVISERS, LP

By:
Chip Patterson, Managing Director

MACKENZIE REALTY CAPITAL, INC.

By: